EXHIBIT (p)

                                                               February 11, 2004

                               POLICY STATEMENT ON
                                PERSONAL TRADING
                           (FOR NON-RESTRICTED AREAS)

INTRODUCTION

         This Policy Statement on Personal Investing has been adopted by the TIAA-CREF Funds and their investment advisors pursuant to the requirements of the Investment Company Act of 1940 and the Investment Advisers Act of 1940. The Policy Statement applies to all TIAA-CREF associates with access to current trade information and other proprietary trading information regarding the Funds' investments. This Policy Statement applies to your transactions and accounts and to those of your Household Members.

GENERAL PRINCIPLES

    o You must at all times place the interests of TIAA-CREF's participants and shareholders above your own.

    o You may not attempt to profit from your knowledge of recent or contemplated Funds' transactions.

    o You are prohibited from buying or selling a security while in possession of material non-public information. See the Policy Statement and Program to Prevent the Misuse of Material Non-Public Information.

    o As a TIAA-CREF associate with access to potentially sensitive information, you are in a fiduciary position with respect to the Funds. You must conduct all personal securities transactions consistent with this Policy Statement and in such a manner as to avoid any actual or potential conflict of interest or any abuse of this position of trust and responsibility.

    o    You must comply with applicable federal securities laws at all times.

    o You are prohibited from disclosing non-public information regarding securities recommendations or Fund holdings or transactions to any TIAA-CREF associate who does not have a legitimate business need to know such information or to any person outside of TIAA-CREF.

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         You are expected to comply with the "spirit" as well as the literal requirements of this Policy Statement. Recognizing that the Policy Statement cannot address every possible scenario, you are strongly encouraged to contact the Personal Trading Compliance Officer with any questions. The Personal Trading Compliance Officer will consult with Law as appropriate.

         You should note that there are risks associated with personal trading under the Policy Statement. You may be forced to disgorge trading profits if your trade results in an inadvertent violation of a blackout period, for example, or you may be forced to maintain a position in a particular security until trading is permitted. Individuals who choose to engage in personal trading explicitly assume these and all other financial risks associated with compliance with this Policy Statement.

DEFINITIONS

    o Access Person - Any associate who in connection with his or her regular duties obtains timely information regarding the purchase or sale of securities by a Fund, or any other associate so designated by the Personal Trading Compliance Officer, plus his or her Household Members. Access Persons shall include all trustees and officers of the Funds, and the advisors to the Funds.

    o Funds or TIAA-CREF Funds - The TIAA-CREF Funds include CREF, the TIAA-CREF Mutual Funds, the TIAA-CREF Institutional Mutual Funds, the TIAA-CREF Life Funds, TIAA Separate Account VA-1, and any other SEC registered investment company in the TIAA-CREF group of companies.

    o Household Member - Any spouse, relative or domestic partner who shares a residence with an Access Person.

    o Portfolio Manager - Any associate who has responsibility for managing a Fund (or any portion of a Fund), plus his or her Household Members. Research analysts who have responsibility for managing a portion of a Fund will be deemed Portfolio Managers with respect to such assets.

    o Related Security - Any option, future, forward contract, or other obligation involving a given security, including any instrument whose value is derived from or closely related to that security. The term Related Security includes any separate security that is convertible into, exchangeable for, or which otherwise confers a right to purchase that security.

    o Research Analyst - An associate who has responsibility for making recommendations regarding particular securities, plus his or her Household Members.

    o Research Assistant - Any associate who has responsibility for directly assisting a Portfolio Manager with the management of a Fund, or directly assisting a Research Analyst in making recommendations regarding particular securities, plus his or her Household Members.

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    o    Specified Indices - The S&P 100, 400 and 500, Russell 1000, 2000 and
         3000, NASDAQ 100 and NASDAQ Composite, and Dow Jones Industrial indices.

    o Tier-One Access Person - Any Access person who is a Portfolio Manager, Research Analyst, or Research Assistant, or who has otherwise been identified as a Tier-One Access Person by the Personal Trading Compliance Officer.

    o Tier-Two Access Person - Any Access Person who is not a Tier-One Access Person.

REPORTING

    o INITIAL DISCLOSURE REPORT. Within ten calendar days after joining TIAA-CREF or within ten calendar days of your designation as an Access Person, you must submit an Initial Disclosure Report listing all Household Members, and detailing all reportable personal securities holdings and listing all brokerage accounts for yourself and for any Household Member.

    o ANNUAL DISCLOSURE REPORT AND CERTIFICATION. Each Access Person shall submit an Annual Disclosure Report by January 30th of each year, listing all Household Members and reflecting all personal securities holdings and brokerage accounts for themselves and for any Household Member as of the preceding December 31st. This report will also contain a certification as to such Access Person's understanding of and compliance with this Policy Statement.

    o BROKERAGE REPORTS. Each Access Person must direct his or her broker to supply TIAA-CREF with duplicate confirmations and duplicate periodic statements for all your accounts and for those of Household Members by completing a Brokerage Request Report. Copies of all Brokerage Request Reports must be forwarded to the Personal Trading Compliance Officer.

    o PROMPT NOTIFICATION. Each Access Person must promptly notify the Personal Trading Compliance Officer when a new brokerage account is opened, or when there has been a change to his or her list of Household Members.

SPECIFIC BLACK-OUT PERIODS

    o TIER-ONE ACCESS PERSONS. Tier-One Access Persons and their respective Household Members are prohibited from purchasing or selling a security (or a Related Security) within the following time-periods:

             o BLACK-OUT PERIOD ACROSS ALL FUNDS. Within seven days AFTER any Fund purchases or sells such security, limited to an order either initiated by active management or to an order that is likely to materially impact the price of the security.

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             o    FUND-SPECIFIC BLACKOUT PERIOD. Within seven calendar days
                  BEFORE OR AFTER a Fund for which such person has responsibility purchases or sells such security, limited to an order either initiated by active management or to an order that is likely to materially impact the price of the security.

             o APPEARANCE OF A CONFLICT. Whenever a Tier-One Access Person or their Household Member purchases or sells a particular security, the Personal Trading Compliance Officer will monitor Fund transactions in that security for the following seven calendar days to determine whether or not the individual's transaction, either taken by itself or as part of a pattern of trading activity, would result in the appearance of a conflict. In such situations, the Personal Trading Compliance Officer may recommend that additional action be taken (e.g., unwinding the transaction and/or disgorging profits). The Personal Trading Compliance Officer may consult with Law, senior management, and others as appropriate.

    o TIER-TWO ACCESS PERSONS. Tier-Two Access Persons and their respective Household Members are prohibited from purchasing or selling a security (or a Related Security) on a day in which there is a pending Fund purchase or sale order for such security, which order is either initiated by active management or is an order that is likely to materially impact the price of the security.

    o ACTUAL KNOWLEDGE. No Access Person may purchase or sell a security when such Access Person has actual knowledge that a Fund will be trading in that security (or a Related Security).

    o INADVERTENT VIOLATIONS. Access Persons should note that violations of a blackout period and other situations which give the appearance of a conflict may result in a transaction being unwound and all profits disgorged even if the violation was inadvertent and even if the transaction had been precleared appropriately. Tier-One Access Persons in particular should be aware of the risk that a Fund may subsequently purchase or sell a security within seven days after a preclearance request has been granted.

PRECLEARANCE

    o You must preclear all transactions for yourself and your Household Members with the Personal Trading Compliance Officer. If the transaction involves a fixed-income security, you must so indicate.

    o Preclearances are valid for the business day during which they are obtained and the two following business days.

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    o    Preclearance does not relieve you from complying with the other provisions of this Policy Statement. By requesting preclearance you represent that you believe the trade is generally available to other investors in the marketplace and that you do not know of a recent or proposed Fund transaction in that security (or a Related Security) or possess knowledge of any material non-public information regarding that security.

SPECIFIC PROHIBITIONS APPLICABLE TO ACCESS PERSONS AND THEIR HOUSEHOLD MEMBERS

    o    You cannot participate in initial public offerings.

    o You cannot participate in private placements (e.g., private equity investments, hedge funds, real estate limited partnerships, other private real estate securities investments, etc.), without prior approval from the Personal Trading Compliance Officer.

    o The Personal Trading Compliance Officer may require Access Persons wishing to maintain brokerage accounts to maintain accounts only at certain pre-approved firms, and may prohibit the maintenance of brokerage accounts at other firms. You will be notified separately of any such restrictions or prohibitions.

    o If you are in an investment club, you must preclear and report all club transactions in the same manner as your own personal trades.

    o You cannot profit from a purchase and sale or a sale and purchase of a security (other than a security based on a Specified Index) within sixty calendar days. Any such short swing profits shall be surrendered to the Funds or to a charity designated by the Personal Trading Compliance Officer.

    o You cannot purchase puts, sell calls or sell short if you do not own the underlying security.

    o You cannot trade in TIAA-CREF investment products in a manner that compromises your fiduciary obligations to the Funds. The Personal Trading Compliance Officer may, in consultation with Law and the appropriate Area Heads, establish guidelines and restrictions for trading in TIAA-CREF investment products. You will be notified separately of any such guidelines and restrictions.

    o You cannot trade so frequently as to impact your ability to fulfill your assigned responsibilities.

SPECIFIC PROVISIONS FOR PORTFOLIO MANAGERS, RESEARCH ANALYSTS AND RESEARCH ASSISTANTS AND THEIR RESPECTIVE HOUSEHOLD MEMBERS

    o If you own a security (or Related Security) about which you are making an investment decision for a Fund you must disclose this to the Director of Research, Equity

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         Investments. If you own a security (or Related Security) about which you are making a recommendation for a Fund, you must disclose this in the course of your communications about this security.

    o Do not make decisions for a Fund or attempt to influence a Fund transaction for purposes of enhancing the value of your own personal holdings.

EXEMPTIONS FOR INDEPENDENT TRUSTEES

    o Independent Trustees of the Funds with no knowledge of specific Fund transactions are subject to the General Principles articulated at the beginning of this Policy Statement, but are otherwise exempt from the specific prohibitions, preclearance and reporting requirements of other Access Persons.

SECURITIES WHICH DO NOT REQUIRE PRECLEARANCE OR REPORTING

    o Open-end investment companies (e.g., mutual funds), although the Personal Trading Compliance Officer may request reports regarding transactions in TIAA-CREF investment products.

    o    Money market instruments (e.g., bank CDs, commercial paper)

    o Direct obligations of the U.S. Government (e.g., T-bills, U.S. Savings bonds)

    o When you have delegated full investment discretion over your investments in a particular account to someone else and have retained no direct or indirect influence or control, you may complete a representation letter addressed to the Personal Trading Compliance Officer describing the arrangement. If the Personal Trading Compliance Officer is satisfied with the arrangement as described in your representation letter, you will not be required to preclear or report transactions in the account. You are not allowed to invest in public offerings or private placements in these types of accounts.

TRANSACTIONS THAT DO NOT REQUIRE PRECLEARANCE BUT ARE REQUIRED TO BE REPORTED

    o Corporate actions such as stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions.

    o Purchases or sales of, and options and futures or options on futures on securities based on the Specified Indices. Such transactions may be effected through Exchange Traded Funds.

    o    Acquisitions by gift or inheritance.

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REPORTING OF VIOLATIONS

    o All Access Persons are required to promptly report any violations of this Policy Statement to the Personal Trading Compliance Officer.

ADMINISTRATION OF THE CODE

    o The Personal Trading Compliance Officer shall promptly deliver each amendment or amendment and restatement of this Policy Statement to every covered Access Person, who shall complete an acknowledgement of their receipt and understanding of such amendment or amendment and restatement.

    o The Initial, Annual and Brokerage Reports will be reviewed by the Personal Trading Compliance Officer, who will consult with senior management as appropriate.

    o Annual reports about the operation of the Policy Statement shall be provided by the Law Area to the Funds' Trustees.

    o The Personal Trading Compliance Officer may develop and promulgate Administrative Procedures under this Policy Statement, violations of which shall constitute violations of this Policy Statement.

    o Certain preclearance, reporting, monitoring and other functions under this Policy Statement may be implemented through the use of an automated system.

    o Sanctions for violations of this Policy Statement may be imposed by the Personal Trading Compliance Officer, who may consult as necessary with Law, senior management and others as appropriate. Sanctions may include: (i) a warning, (ii) additional mandatory training, (iii) disgorgement of gains, (iv) monetary fines, (v) a ban on personal trading, (vi) suspension, or (vii) dismissal.

    o The Personal Trading Compliance Officer may appoint designees to carry out his or her responsibilities under this Policy Statement.

WAIVERS

    o The Personal Trading Compliance Officer may, in consultation with Law, senior management and others, grant waivers under this Policy Statement. Records of all waivers granted shall be maintained by the Personal Trading Compliance Officer.